Exhibit 4.1
DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934
As of the date of the Annual Report on Form 10-K of which this exhibit is a part, Mount Logan Capital Inc. (“we,” “us,” “our,” and the “Company”) has two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”):
•Our common stock, par value $0.001 per share (“Common Stock”); and
•Our 8.00% notes due 2031 (“Notes”).
Our Common Stock and Notes are listed on the Nasdaq Global Market (“Nasdaq”) under the ticker symbols “MLCI” and “MLCIL,” respectively.
CAPITAL STOCK
The following description of our capital stock is intended as a summary and is qualified in its entirety by reference to the provisions of our amended and restated certificate of incorporation and our amended and restated bylaws, which are included as exhibits to this Annual Report on Form 10-K of which this exhibit is a part, and to the relevant sections of the Delaware General Corporation Law (the “DGCL”).
General
Our authorized capital stock consists of:
•150,000,000 shares of common stock, par value $0.001 per share.
•50,000,000 shares of preferred stock, par value $0.001 per share.
Common Stock
Holders of shares of Common Stock are entitled to the rights set forth below.
Voting Rights
Each holder of shares of Common Stock is entitled to one vote per share of Common Stock on all matters which may be submitted to the holders of shares of Common Stock. At any meeting of our stockholders, the holders of more than 50% of the issued and outstanding shares entitled to vote at such meeting must be present in person or represented by proxy in order to constitute a quorum.
At any meeting of our stockholders, all questions, except as otherwise expressly provided by statute, our amended and restated certificate of incorporation or our amended and restated bylaws, are determined by vote of the holders of a majority of the issued and outstanding shares present in person or represented by proxy at such meeting and entitled to vote. Except as otherwise required by law, a nominee for election as a director will be elected to the Company’s Board of Directors (the “Board”) at a meeting at which a quorum is present if the number of votes cast, in person or by proxy, by the holders of shares entitled to vote thereon, “for” such nominee’s election exceeds the number of votes cast “against” such nominee’s election; provided that, if the number of director nominees exceeds the number of directors to be elected, then each nominee will be elected by a plurality of the votes cast, in person or by proxy, by the holders of shares entitled to vote thereon, at the meeting at which a quorum is present.
Our amended and restated bylaws provide that any director may be removed from office at any time, but only for cause, by vote of the holders of a majority of the issued and outstanding shares entitled to vote generally in the election of directors.
Dividend Rights
Each holder of shares of Common Stock is entitled to receive ratably the dividends, if any, as may be declared from time to time by the Board out of any assets lawfully available for the payment of dividends.
Liquidation, Dissolution and Winding-Up Rights
In the event of a liquidation, dissolution or winding-up of the Company, each holder of shares of Common Stock will be entitled to ratable distribution of our net assets that remain after the payment in full of all liabilities.
Other Rights
Holders of shares of Common Stock have no preemptive or conversion rights to purchase, subscribe for or otherwise acquire any shares of Common Stock or other securities. There are no redemption or sinking fund provisions applicable to the shares of Common Stock.
Preferred Stock
Our amended and restated certificate of incorporation provides that shares of preferred stock of the Company may be issued from time to time in one or more series of any number of shares, provided that the aggregate number of shares issued and not retired of any and all such series shall not exceed the total number of shares of preferred stock of the Company authorized, and with such powers, including voting powers, if any, designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as are stated and expressed in the resolution or resolutions adopted by the Board providing for the issue of such shares of preferred stock of the Company. The powers, including voting powers, if any, preferences and relative, participating, optional and other special rights of each series of preferred stock of the Company, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. The Board is able to, without stockholder approval, issue preferred stock of the Company with voting and other rights that could adversely affect the voting power and other rights of the holders of Common Stock and could have anti-takeover effects. Each series of shares of preferred stock of the Company: (i) may have such voting rights or powers, full or limited, if any; (ii) may be subject to redemption at such time or times and at such prices, if any; (iii) may be entitled to receive dividends (which may be cumulative or noncumulative) at such rate or rates, on such conditions and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of stock, if any; (iv) may have such rights upon the voluntary or involuntary liquidation, winding-up or dissolution of, upon any distribution of the assets of, or in the event of any merger, sale or consolidation of, the Company, if any; (v) may be made convertible into or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Company (or any other securities of the Company) at such price or prices or at such rates of exchange and with such adjustments, if any; (vi) may be entitled to the benefit of a retirement or sinking fund to be applied to the purchase or redemption of shares of such series in such amount or amounts, if any; (vii) may be entitled to the benefit of conditions and restrictions upon the issue of any additional shares (including additional shares of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Company or any subsidiary of, any outstanding shares of the Company, if any; and (viii) may have such other preferences, qualifications, privileges, options and other relative or special rights and limitations, if any; as are stated and expressed in the resolution or resolutions adopted by the Board providing for the issue of such shares of preferred stock of the Company.
Anti-Takeover Effects of Various Provisions of Delaware Law, our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws
Provisions of the DGCL, our amended and restated certificate of incorporation and our amended and restated bylaws could make it more difficult to acquire the Company by means of a tender offer, a proxy contest or otherwise, or to remove incumbent directors. These provisions, summarized below, may have the effect of discouraging certain types of coercive takeover practices and takeover bids that the Board may consider inadequate and to encourage persons seeking to acquire control of the Company to first negotiate with the Board. We believe the benefits of increased protection of the Board’s ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the Company outweighs the disadvantages of discouraging takeover or acquisition proposals, including because negotiation of these proposals could result in an improvement of the terms of the proposals.
Delaware Anti-Takeover Statute
We are subject to Section 203 of the DGCL. Section 203 of the DGCL generally prohibits a Delaware corporation from engaging in a “business combination” with an “interested stockholder” (as each of those terms is defined in Section 203 of the DGCL) for a period of three years following the time that such stockholder became an interested stockholder, unless, among other exclusions:
•prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares (1) owned by persons who are directors and also officers and (2) held in employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•at or subsequent to such time, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock of the corporation which is not owned by the interested stockholder.
Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with its affiliates and associates, owns (or within three years prior to the determination of interested stockholder status did own) 15% or more of a corporation’s voting stock.
The existence of Section 203 of the DGCL would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the Board, including discouraging takeover attempts that might result in a premium over the then-prevailing market price for the shares of Common Stock held by our stockholders.
A Delaware corporation may “opt out” of Section 203 of the DGCL by including a provision expressly electing not to be governed by Section 203 of the DGCL in its original certificate of incorporation or in its certificate of incorporation or bylaws resulting from amendments approved by holders of at least a majority of the corporation’s outstanding voting stock. We did not elect to “opt out” of Section 203 of the DGCL.
Size of Board and Vacancies
Our amended and restated bylaws provide that the Board will consist of not less than 5 nor more than 11 directors, the actual number to be determined by the Board from time to time.
Our amended and restated certificate of incorporation and amended and restated bylaws provide for a classified Board with three-year staggered terms. The directors are divided into three classes, as nearly equal in number as possible.
Our amended and restated bylaws provide that any vacancies in the Board, by reason of death, resignation or otherwise (other than a vacancy due to stockholders removing a director for cause), may be filled by a majority of the directors then in office, although less than a quorum, and that vacancies in the Board as a result of a removal of a director for cause will be filled by the stockholders entitled to vote on the election of the director so removed. In addition, our amended and restated certificate of incorporation provides that any newly created directorship to be filled by reason of an increase in the number of directors on the Board may be filled by election by a majority of the directors then in office, although less than a quorum.
Special Stockholder Meetings
Our amended and restated bylaws provide that special meetings of the stockholders for any proper purpose or purposes may be called at any time by the Chief Executive Officer of the Company, or pursuant to a resolution approved by a majority of the entire board of directors.
Stockholder Action by Written Consent
Our amended and restated certificate of incorporation provides that holders of shares of Common Stock will not be able to act by written consent.
Requirements for Advance Notification of Stockholder Proposals
Our amended and restated bylaws establish advance notice procedures for business (including any nominations for director) to be properly brought by a stockholder before an annual or special meeting of our stockholders. In addition, our amended and restated bylaws require that, in order to submit a nomination for director, a stockholder must also submit all information relating to such person that is required to be disclosed in solicitations of proxies as well as certain other information.
No Cumulative Voting
The DGCL provides that stockholders of a company are denied the right to cumulate votes in the election of directors unless the company’s certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation does not provide for cumulative voting.
Undesignated Preferred Stock
Our amended and restated certificate of incorporation gives the Board the authority to issue preferred stock, which could potentially be used to discourage attempts by third parties to obtain control of the Company through a merger, tender offer or proxy contest or otherwise by making such attempts more difficult or more costly. The Board may be able to issue preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of shares of Common Stock.
Amendments to Certificate of Incorporation
Our amended and restated certificate of incorporation provides that we reserve the right to amend, alter, change or repeal any provision contained in our amended and restated certificate of incorporation, in the manner prescribed by applicable law.

Amendments to Bylaws
Our amended and restated certificate of incorporation provides that the Board may make, alter, amend or repeal the bylaws without the assent or vote of the stockholders. Our amended and restated certificate of incorporation also provides that stockholders may, at any annual or special stockholder meeting, duly called and upon proper notice thereof, make, alter, amend or repeal the bylaws by the affirmative vote by the holders of not less than a majority of the outstanding shares.
Our amended and restated bylaws provide that such bylaws may be amended, altered or repealed by resolution adopted by a majority of the Board at any special or regular meeting of the Board without the assent or vote of the stockholders if, in the case of such special meeting only, notice of such amendment, alteration or repeal is contained in the notice or waiver of notice of such meeting.
Our amended and restated bylaws further provide that our bylaws may be amended, altered, changed, added to or repealed at any annual or special meeting of our stockholders by the affirmative vote by the holders of not less than a majority of the outstanding shares, and in the case of a special meeting only, notice of such amendment, alteration or repeal is contained in the notice or waiver of notice of such meeting.
Limitations on Liability, Indemnification of Officers and Directors and Insurance
The DGCL authorizes corporations to limit or eliminate the personal liability of directors or officers to corporations and their stockholders for monetary damages for certain breaches of fiduciary duties as directors or officers, subject to exceptions. Our amended and restated certificate of incorporation includes such an exculpation provision. Our amended and restated certificate of incorporation and our amended and restated bylaws include provisions that indemnify, to the fullest extent allowable under the DGCL, the personal liability of directors or officers for certain costs and losses for actions taken as the Company’s director or officer, or for serving at the Company’s request as a director or officer or another position at another corporation or enterprise, as the case may be, subject to exceptions and limitations. Our amended and restated bylaws also provide that we must advance reasonable expenses to the Company’s directors and officers, subject to our receipt of an undertaking from the indemnified party as may be required under the DGCL. Our amended and restated bylaws provide that we shall purchase and maintain directors’ and officers’ liability insurance to protect the Company and our directors, officers and certain employees for some liabilities.
The limitation of liability and indemnification provisions that are in our amended and restated certificate of incorporation and our amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against our directors and officers, even though such an action, if successful, might otherwise benefit the Company and our stockholders. However, these provisions do not limit or eliminate our rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s or an officer’s fiduciary duty of care. The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation does not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.
There is currently no pending material litigation or proceeding against the Company or any of our directors, officers or employees for which indemnification is sought.
Exclusive Forum
Our amended and restated certificate of incorporation provides that unless we consent in writing to the selection of an alternative forum, the state courts of the State of Delaware in and for New Castle County will be the sole and exclusive forum for:
•any derivative action or proceeding brought on our behalf;
•any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or agents to the Company or our stockholders;
•any action asserting a claim arising pursuant to any provision of the DGCL or our amended and restated certificate of incorporation or our amended and restated bylaws;
•any action seeking to interpret, apply, enforce or determine the validity of our amended and restated certificate of incorporation or our amended and restated bylaws; or
•any action asserting a claim against the Company or any of our directors, officers, employees, or agents governed by the internal affairs doctrine.
However, if no state court located within the State of Delaware has jurisdiction over any such action, the action may be brought instead in the United States District Court for the District of Delaware.
In addition, our amended and restated certificate of incorporation provides that unless the Company consents in writing to the selection of an alternative forum, the federal district court for the District of Delaware will be the sole and exclusive forum for the resolution of any action asserting a claim arising under the Securities Act of 1933, as amended, the Exchange Act, or the respective rules and regulations promulgated thereunder.
These exclusive forum provisions may impose additional costs on stockholders in pursuing any such claims, particularly if the stockholders do not reside in or near the State of Delaware and may limit the ability of a stockholder to bring a claim in a judicial forum that such stockholder finds favorable for disputes with the Company or any of our directors, officers or stockholders, which may discourage lawsuits with respect to such claims. Our stockholders will not be deemed to have waived the Company’s compliance with the federal securities laws and the rules and regulations thereunder as a result of these exclusive forum provisions.

Authorized but Unissued Shares
Our authorized but unissued shares of common stock and preferred stock are available for future issuance without further vote or action by our stockholders. We may use additional shares for a variety of purposes, including to raise additional capital, to fund acquisitions and as employee compensation. The existence of authorized but unissued shares of common stock and preferred stock could also discourage attempts by third parties to obtain control of the Company through a merger, tender offer or proxy contest or otherwise by making such attempts more difficult or more costly.
Transfer Agent and Registrar
The transfer agent and registrar for shares of Common Stock is Odyssey Transfer and Trust Company. The address of the transfer agent and registrar is 2155 Woodlane Drive, Suite 100, Woodbury, MN 55125.
NOTES
The following description of our Notes is intended as a summary and is qualified in its entirety by reference to the indenture dated as of January 26, 2026, among the Company and U.S. Bank National Association, as trustee (the “Base Indenture”), as supplemented by the “First Supplemental Indenture,” dated as of January 26, 2026, between the Company and U.S. Bank National Association, as trustee (together, the “Indenture”) and the form of Notes, each of which has been included as an exhibit to this Annual Report on Form 10-K of which this exhibit is a part, and to the relevant sections of the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).
General
The Notes:
•are our general unsecured, senior obligations;
•are initially limited to an aggregate principal amount of $40,000,000 (assuming no exercise of the underwriters’ option to purchase additional Notes described herein);
•mature on January 31, 2031 unless earlier redeemed or repurchased, and 100% of the aggregate principal amount will be paid at maturity;
•bear cash interest from January 26, 2026 at an annual rate of 8.00%, payable in arrears on January 30, April 30, July 30 and October 30 of each year, commencing on April 30, 2026, and at maturity;
•are redeemable at our option, in whole or in part, at any time on or after January 31, 2028, at the prices and on the terms described under “—Optional Redemption” below;

•are redeemable at our option, in whole, but not in part, at any time upon the occurrence of certain change of control events, at the prices and on the terms described under “—Optional Redemption Upon Change of Control” below;
•are issued in denominations of $25 and integral multiples of $25 in excess thereof;
•do not have a sinking fund; and
•are represented by one or more registered Notes in global form, but in certain limited circumstances may be represented by Notes in definitive form.
The Indenture does not limit the amount of indebtedness that we or our subsidiaries may issue; other than the restrictions described under “—Covenants—Interest Coverage Ratio” below. The Indenture does not contain any financial covenants and does not restrict us from paying dividends or issuing or repurchasing our other securities. Other than restrictions described under “—Covenants—Merger, Consolidation or Sale of Assets” below, the Indenture does not contain any covenants or other provisions designed to afford holders of the Notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect such holders.
We may from time to time, without the consent of the existing holders, issue additional Notes having the same terms as to status, redemption or otherwise (except the price to public, the issue date and, if applicable, the initial interest accrual date and the initial interest payment date) that may constitute a single fungible series with the Notes; provided that if any such additional Notes are not fungible with the Notes initially offered for U.S. federal income tax purposes, such additional Notes will have one or more separate CUSIP numbers. For the avoidance of doubt, such additional Notes will still constitute a single series with all other Notes issued under the Indenture for all purposes, including waivers, amendments, redemptions and offers to purchase.
Ranking
The Notes are senior unsecured obligations of the Company and, upon our liquidation, dissolution or winding up, rank: (i) senior to the outstanding shares of our common stock, (ii) senior to any of our future subordinated debt, (iii) pari passu (or equally) with our outstanding and future unsecured and unsubordinated indebtedness, (iv) effectively subordinated to any existing or future secured indebtedness (including indebtedness that is initially unsecured to which we subsequently grant security), including borrowings under the Credit Facility, to the extent of the value of the assets securing such indebtedness, and (v) structurally subordinated to all existing and future indebtedness of our subsidiaries, financing vehicles or similar facilities.
The Notes are obligations solely of the Company and are not guaranteed by any of our subsidiaries. We derive substantially all of our operating income and cash flow from our investments in our subsidiaries. Claims of creditors of our subsidiaries generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of our creditors, including holders of the Notes. As a result, the Notes are effectively subordinated to creditors, including trade creditors and preferred stockholders, if any, other than us, of our subsidiaries.
Interest
Interest on the Notes accrues at an annual rate equal to 8.00% from and including January 26, 2026 to, but excluding, the maturity date or earlier acceleration or redemption and will be payable in arrears on January 30, April 30, July 30 and October 30 of each year, commencing on April 30, 2026 and at maturity, to the holders of record at the close of business on the immediately preceding January 15, April 15, July 15 and October 15, as applicable (whether or not a business day).
The initial interest period for the Notes is the period from and including January 26, 2026, to, but excluding, April 30, 2026, and subsequent interest periods are the periods from and including an interest payment date to, but excluding, the next interest payment date or the stated maturity date, as the case may be. The amount of interest payable for any interest period, including interest payable for any partial interest period, will be computed on the basis of a 360-day year comprised of twelve 30-day months. If an interest payment date falls on a non-business day, the applicable interest payment will be made on the next business day and no additional interest will accrue as a result of such delayed payment.
“Business day” means, for any place where the principal and interest on the Notes is payable, each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day in which banking institutions in New York are authorized or obligated by law or executive order to close.
Optional Redemption
We may, at our option, redeem the Notes for cash, in whole at any time or in part from time to time: on or after January 31, 2028 at a redemption price equal to the sum of 100% of their principal amount, and, in each case, plus (in each case noted above) accrued and unpaid interest to, but excluding, the date of redemption.
In each case, redemption shall be upon notice not fewer than 10 days and not more than 60 days prior to the date fixed for redemption, except that redemption notices may be delivered more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a discharge of the Indenture. Notices of redemption may be subject to satisfaction or waiver of one or more conditions precedent specified in the notice of redemption.
Unless we default on the payment of the redemption price, on and after the date of redemption, interest will cease to accrue on the Notes called for redemption.
Optional Redemption Upon Change of Control
The Notes may be redeemed for cash in whole but not in part at our option at any time within 90 days of the occurrence of a Change of Control, at a price equal to 100% of their principal amount, plus accrued and unpaid interest to, but excluding, the date of redemption.

Redemption shall be upon notice not fewer than 10 days and not more than 60 days prior to the date fixed for redemption. Notices of redemption may be subject to satisfaction or waiver of one or more conditions precedent specified in the notice of redemption.
A “Change of Control” will be deemed to have occurred at the time after the Notes were originally issued if:
(a)any “Person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “Beneficial Owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such Person shall be deemed to have “Beneficial Ownership” of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50.0% of the total voting power of the Voting Stock of the Company;
(b)the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company (determined on a consolidated basis) to another Person other than a transaction following which, in the case of a merger or consolidation transaction, holders of securities that represented 100.0% of the Voting Stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and in substantially the same proportion as before the transaction;
(c)“Continuing Directors” cease to constitute at least a majority of the Company’s board of directors; or
(d)if after the Notes were initially listed on the Nasdaq or another national securities exchange, the Notes fail, or at any point cease, to be listed on the Nasdaq or such other national securities exchange. For the avoidance of doubt, it shall not be a Change of Control if after the Notes were initially listed on the Nasdaq or another national securities exchange, such Notes are subsequently listed on a different national securities exchange and the prior listing is terminated.
Events of Default
Holders of our Notes have rights if an Event of Default occurs in respect of the Notes and is not cured, as described later in this subsection. The term “Event of Default” in respect of the Notes means any of the following:
•we do not pay interest on any Note when due, and such default is not cured within 30 days;

•we do not pay the principal (or premium, if any) of the Notes when due and payable;
•we breach any covenant or warranty in the Indenture with respect to the Notes and such breach continues for 60 days after we receive a written notice of such breach from the trustee or the holders of at least 25% of the principal amount of the Notes; and
•certain specified events of bankruptcy, insolvency or reorganization occur and remain undischarged or unstayed for a period of 90 days.
The trustee may withhold notice to the holders of the Notes of any default, except in the payment of principal or interest, if the trustee in good faith determines the withholding of notice to be in the interest of the holders of the Notes.
Each year, we will furnish to the trustee a written statement of certain of our officers certifying that to their knowledge we are in compliance with the Indenture and the Notes, or else specifying any default, its status and what actions we are taking or propose to take with respect thereto.
Remedies if an Event of Default Occurs
If an Event of Default has occurred and is continuing, the trustee or the holders of not less than 25% of the outstanding principal amount of the Notes may declare the entire principal amount of the Notes, together with accrued and unpaid interest, if any, to be due and payable immediately by a notice in writing to us and, if notice is given by the holders of the Notes, the trustee. This is called an “acceleration of maturity.” If the Event of Default occurs in relation to our filing for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur, the principal amount of the Notes, together with accrued and unpaid interest, if any, will automatically, and without any declaration or other action on the part of the trustee or the holders, become immediately due and payable.
The holders of a majority in principal amount of the outstanding Notes may waive any default or Event of Default and its consequences, except defaults or Events of Default regarding payment of principal, premium, if any, or interest, unless we have cured the default or Event of Default in accordance with the Indenture.
Any waiver shall cure the default or Event of Default.
Covenants
In addition to standard covenants relating to payment of principal and interest, maintaining an office where payments may be made or securities can be surrendered for payment, payment of taxes by us and related matters, the following covenants apply to the Notes.
Merger, Consolidation or Sale of Assets

The Indenture provides that we will not merge or consolidate with or into any other person, or convey or transfer all or substantially all our properties and assets unless:
•we are the surviving entity or the entity (if other than us) formed by such merger or consolidation or to which such conveyance or transfer is made will be a corporation, statutory trust or limited liability company organized and existing under the laws of the United States of America or any state or territory thereof;
•the surviving entity (if other than us) expressly assumes, by supplemental indenture in form reasonably satisfactory to the trustee, executed and delivered to the trustee by such surviving entity, the due and punctual payment of the principal of, and premium, if any, and interest on, all the Notes outstanding, and the performance of every covenant of the Indenture to be performed by us;
•immediately after giving effect to such transaction, no default or Event of Default shall have happened and be continuing; and
•we and the surviving entity will deliver, or cause to be delivered, to the trustee, an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance or transfer and the supplemental indenture, if any, in respect thereto, comply with this covenant and that all conditions precedent in the Indenture relating to such consolidation, merger, conveyance or transfer have been complied with; provided that in giving an opinion of counsel, counsel may rely on an officers’ certificate as to any matters of fact, including as to the satisfaction of the preceding bullet.
The surviving entity (if other than us) will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Notes and the Indenture, and the Company will automatically and unconditionally be released and discharged from its obligations under the Notes and the Indenture and may be dissolved and liquidated.
Reporting
If, at any time, we are not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act to file any periodic reports with the SEC, we agree to furnish to holders of the Notes and the trustee, for the period of time during which the Notes are outstanding, our audited annual consolidated financial statements, within 90 days of our fiscal year end, and unaudited interim consolidated financial statements, within 45 days of our fiscal quarter end (other than our fourth fiscal quarter). All such financial statements will be prepared, in all material respects, in accordance with GAAP, consistently applied, as applicable.
Interest Coverage Ratio
We will not, and will not permit any Subsidiary (other than the Insurance Subsidiary) to, incur any Indebtedness (other than Permitted Debt) unless, on the date of such incurrence and after giving pro forma effect thereto and to the application of the proceeds thereof, the Company’s Cash Interest Coverage Ratio for the Latest LTM Period is not less than 2.0 to 1.0.
“Capitalized Lease Obligations” means the capitalized amount which, in accordance with GAAP is required to be reported as a liability on the balance sheet of a Person at such time in respect of such Person’s interest as lessee under a capitalized lease.
“Cash Interest Coverage Ratio” means the ratio of (i) LTM Total Earnings to (ii) LTM Cash Interest Expense.
“Contingent Obligation” means, as to any Person and without duplication of amounts, any written obligation of such Person guaranteeing or intended to guarantee (whether guaranteed, endorsed, co-made, discounted, or sold with recourse to such Person) any Indebtedness, noncancellable lease, dividend, reimbursement obligations relating to letters of credit, or any other obligation that pertains to Indebtedness, a noncancellable lease, a dividend, or a reimbursement obligation related to letters of credit (each, a “primary obligation”) of any other Person (“primary obligor”) in any manner, whether directly or indirectly, including any written obligation of such Person, irrespective of whether contingent, (a) to purchase any such primary obligation, (b) to advance or supply funds (whether in the form of a loan, advance, Equity Interests purchase, capital contribution, or otherwise) (i) for the purchase, repurchase, or payment of any such primary obligation or any asset constituting direct or indirect security therefor, or (ii) to maintain working capital or equity capital of the primary obligor, or otherwise to maintain the net worth, solvency, or other financial condition of the primary obligor, or (c) to purchase or make payment for any asset, securities, services, or noncancellable lease if primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; provided that the term “Contingent Obligation” shall not include endorsements or instruments for deposit or collection in the ordinary course of business or customary and reasonable contingent indemnification obligations or purchase price holdbacks in effect on the date the Notes are originally issued or entered into in connection with any acquisition or disposition of assets permitted under the Indenture. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.
“Equity Interests” means (a) all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting and (b) all securities convertible into or exchangeable for any of the foregoing and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any of the foregoing, whether or not presently convertible, exchangeable or exercisable.
“Indebtedness” means as of any date of determination, all indebtedness for borrowed money of the Company and its Subsidiaries that is included as a liability on the consolidated financial statements of the Company in accordance with GAAP, excluding: (i) any indebtedness to the extent discharged or to the extent secured by cash, cash equivalents or marketable securities (it being understood that cash collateral shall be deemed to include cash deposited with a trustee or other agent with respect to third party indebtedness), (ii) Intercompany Debt, (iii) all liabilities associated with customary exceptions to non-recourse indebtedness, such as for fraud, misapplication of funds, environmental indemnities, voluntary bankruptcy, collusive involuntary bankruptcy and other similar exceptions and (iv) any redeemable equity interest in the Company; provided that Indebtedness of a Subsidiary of the Company that is not a wholly owned Subsidiary of the Company shall be reduced to reflect the Company’s proportionate interest therein.
“Insurance Subsidiary” means Ability Insurance Company and any other Subsidiary whose primary business is insurance or reinsurance (and its and their respective subsidiaries).
“Intercompany Debt” means, as of any date, Indebtedness to which the only parties are the Company and any of its Subsidiaries as of such date; provided, however, that with respect to any such Indebtedness of which the Company is the borrower, such Indebtedness is subordinate in right of payment to the Notes.
“Latest LTM Period” means the most recently ended four fiscal quarter period.
“LTM Cash Interest Expense” means, for the Latest LTM Period, cash interest actually paid or payable in cash by Company and its Subsidiaries on Indebtedness, excluding: (i) any interest of Insurance Subsidiaries (including on insurance surplus notes), (ii) non-cash interest (including PIK, amortization of deferred financing costs, OID, accretion, or fair-value changes), and (iii) interest capitalized to asset cost.
“LTM FRE” means the total aggregate Fee Related Earnings for the Latest LTM Period, calculated consistently with the Company’s consolidated financial statements and notes thereto prepared in accordance with GAAP.
“LTM SRE” means the total aggregate Spread Related Earnings for the Latest LTM Period, calculated consistently with the Company’s consolidated financial statements and notes thereto prepared in accordance with GAAP.
“LTM Total Earnings” means the sum of LTM FRE and LTM SRE for the Latest LTM Period.
“Permitted Debt” means:
(a)Indebtedness evidenced by the Notes;
(b)(i) Indebtedness resulting from Capitalized Lease Obligations and (ii) Indebtedness incurred to finance the acquisition, construction or improvement of any fixed or capital assets, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof;

(c)Contingent Obligations resulting from the endorsement of instruments for collection in the ordinary course of business;
(d)Indebtedness owed to any Person providing property, casualty, liability, or other insurance to us or any of our Subsidiaries which Indebtedness is incurred in the ordinary course of business, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred;
(e)Indebtedness incurred in the ordinary course of business under performance, surety, statutory, and appeal bonds;
(f)Indebtedness incurred in the ordinary course of business with banks or financial institutions that arises in connection with cash management arrangements and related treasury services;
(g)Indebtedness existing on the date the Notes are originally issued;
(h)Indebtedness of us or any Subsidiary owing to us, any Subsidiary or Sierra Crest;
(i)non-speculative Swap Arrangements for the purpose of limiting interest rate risk or exchange rate risk with respect to any Indebtedness not prohibited under the Indenture;
(j)other Indebtedness in an aggregate principal amount not exceeding the greater of $15,000,000 and 100% of LTM Total Earnings at any one time outstanding;
(k)Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts or in connection with endorsement of instruments for deposit incurred in the ordinary course of business;
(l)Indebtedness incurred in the ordinary course of business under incentive, non-compete, consulting, deferred compensation, or other similar arrangements incurred by us or any Subsidiary;
(m)Indebtedness incurred in the ordinary course of business with respect to the financing of insurance premiums;
(n)Indebtedness in respect of taxes, assessments or governmental charges to the extent that payment thereof shall not at the time be required to be made hereunder;
(o)guaranties by us or any Subsidiary in respect of real estate lease obligations incurred in the ordinary course of business;

(p)Indebtedness incurred by us or any Subsidiary arising from agreements providing for indemnities, adjustment of purchase price or similar obligations in connection with acquisitions or dispositions of any business assets;
(q)Indebtedness under any revolving credit facility or facilities, including drawings upon any letters of credit, in an aggregate principal amount not exceeding the greater of $7,500,000 and 50% of LTM Total Earnings at any one time outstanding;
(r)Indebtedness that is contractually or structurally subordinated in right of payment to the Notes;
(s)Indebtedness incurred in connection with litigation or regulatory investigations or enforcement actions, including any judgment, settlement or other resolution thereof; and
(t)Indebtedness incurred in connection with the refinancing of any Indebtedness incurred in compliance with the Indenture.
“Swap Arrangements” means (i) any interest rate, foreign currency, commodity, equity, equity market index-based or debt-market index-based swap, collar, cap, floor or forward rate agreement (which may include, for the avoidance of doubt, any of the foregoing entered into for speculative purposes), (ii) any agreement or arrangement designed to protect against fluctuations in, or to provide for periodic settlements or settlements upon termination based on, interest rates or currency, commodity or equity values, the values of one or more portfolios of, or indices based on, debt or equity securities, or the performance of one or more economic indicators (including, without limitation, any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and (iii) any confirmation executed in connection with any such agreement or arrangement.
Modification or Waiver
There are three types of changes we can make to the Indenture and the Notes:
Changes Not Requiring Approval
We can make certain changes to the Indenture and the Notes without the specific approval of the holders of the Notes. This type is limited to clarifications and certain other changes that would not adversely affect holders of the Notes in any material respect and include changes:
•to evidence the succession of another Person, and the assumption by the successor of our covenants, agreements and obligations under the Indenture and the Notes;
•to add to our covenants such new covenants, restrictions, conditions or provisions for the protection of the holders of the Notes, and to make the occurrence, or the occurrence and continuance, of a default in any of such additional covenants, restrictions, conditions or provisions an Event of Default;
•to cure any ambiguity or to correct or supplement any provision contained in the Indenture or in any supplemental indenture which may be defective or inconsistent with other provisions;
•to secure the Notes;
•to evidence and provide for the acceptance and appointment of a successor trustee and to add or change any provisions of the Indenture as necessary to provide for or facilitate the administration of the trust by more than one trustee; and
•to make provisions in regard to matters or questions arising under the Indenture, so long as such other provisions do not materially adversely affect the interest of any other holder of the Notes.
Changes Requiring Approval of Each Holder
We cannot make certain changes to the Notes without the specific approval of each holder of the Notes. The following is a list of those types of changes:
•changing the stated maturity of the principal of, or any installment of interest on, any Note;
•reducing the principal amount or rate of interest of any Note;
•changing the place of payment where any Note or any interest is payable;
•impairing the right to institute suit for the enforcement of any payment on or after the date on which it is due and payable;
•reducing the percentage in principal amount of holders of the Notes whose consent is needed to modify or amend the Indenture; and
•reducing the percentage in principal amount of holders of the Notes whose consent is needed to waive compliance with certain provisions of the Indenture or to waive certain defaults.
Changes Requiring Majority Approval
Any other change to the Indenture and the Notes would require the approval by holders of not less than a majority in aggregate principal amount of the outstanding Notes.
Consent from holders to any change to the Indenture or the Notes must be given in writing. The consent of the holders of the Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.
Discharge
The Indenture provides that we can elect to be discharged from our obligations with respect to the Notes, except for specified obligations, including obligations to:
•register the transfer or exchange of the Notes;
•replace stolen, lost or mutilated Notes;
•maintain paying agencies; and
•hold monies for payment in trust.
In order to exercise our rights to be discharged, we must: (i) deposit with the trustee money or “U.S. government obligations” (as defined in the Indenture), or a combination thereof, sufficient (to the extent of any U.S. government obligations, in the opinion of a nationally recognized firm of independent public accountants, investment bank or appraisal firm, to generate enough cash to make interest, principal and any other applicable payments on the Notes on the applicable due date) to pay all the principal of, any premium and interest on, the Notes on the dates payments are due, (ii) deliver irrevocable written instructions to the trustee to apply the deposited cash and/or U.S. government obligations toward the payment of the Notes at maturity or on the redemption date, as the case may be, and (iii) deliver an officer’s certificate and opinion of counsel to the trustee, stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.
Defeasance
The following defeasance provisions are applicable to the Notes. “Defeasance” means that, by irrevocably depositing with the trustee an amount of cash denominated in U.S. dollars and/or U.S. government obligations sufficient to pay all principal and interest, if any, on the Notes when due and satisfying any additional conditions noted below, we will be deemed to have been discharged from our obligations under the Notes. In the event of a “covenant defeasance,” upon depositing such funds and satisfying similar conditions discussed below we would be released from certain covenants under the Indenture governing the Notes. The consequences to the holders of the Notes would be that, while they would no longer benefit from certain covenants under the Indenture, and while the Notes could not be accelerated for any reason, the holders of the Notes nonetheless would be guaranteed to receive the principal and interest owed to them.
Covenant Defeasance
Under the Indenture, we have the option to take the actions described below and be released from some of the restrictive covenants under the Indenture under which the Notes were issued. This is called “covenant defeasance.” In that event, holders of the Notes would lose the protection of those restrictive covenants but would gain the protection of having money and government securities set aside in trust to repay the Notes. In order to achieve covenant defeasance, the following must occur:
•we must irrevocably deposit or cause to be deposited with the trustee as trust funds for the benefit of all holders of the Notes cash, U.S. government obligations or a combination of cash and U.S. government obligations sufficient, without reinvestment, in the opinion of a nationally recognized firm of independent public accountants, investment bank or appraisal firm, to generate enough cash to make interest, principal and any other applicable payments on the Notes on their various due dates;
•we must deliver to the trustee an opinion of counsel stating that under U.S. federal income tax law, we may make the above deposit and covenant defeasance without causing holders to be taxed on the Notes differently than if those actions were not taken;
•the covenant defeasance must not cause any Notes, if then listed on any securities exchange, to be delisted;
•no default or Event of Default with respect to the Notes has occurred and is continuing, and no defaults or Events of Defaults related to bankruptcy, insolvency or organization occurs during the 90 days following the deposit;
•the covenant defeasance must not cause the trustee to have a conflicting interest within the meaning of the Trust Indenture Act;
•the covenant defeasance must not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreements or instruments to which we are a party;
•the covenant defeasance must not result in the trust arising from the deposit constituting an investment company within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”), unless such trust will be registered under the Investment Company Act or exempt from registration thereunder; and
•we must deliver to the trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent with respect to the covenant defeasance have been complied with.
Full Defeasance
If there is a change in U.S. federal income tax law, we can legally release ourselves from all payment and other obligations on the Notes if we take the following actions below:

•we must irrevocably deposit or cause to be deposited with the trustee as trust funds for the benefit of all holders of the Notes cash, U.S. government obligations or a combination of cash and U.S. government obligations sufficient, without reinvestment, in the opinion of a nationally recognized firm, of independent public accountants, investment bank or appraisal firm, to generate enough cash to make interest, principal and any other applicable payments on the Notes on their various due dates;
•we must deliver to the trustee an opinion of counsel confirming that there has been a change to the current U.S. federal income tax law or an Internal Revenue Service ruling that allows us to make the above deposit without causing holders to be taxed on the Notes any differently than if we did not make the deposit;
•the full defeasance must not cause any Notes, if then listed on any securities exchange, to be delisted;
•no default or Event of Default with respect to the Notes has occurred and is continuing and no defaults or Events of Defaults related to bankruptcy, insolvency or organization occurs during the 90 days following the deposit;
•the full defeasance must not cause the trustee to have a conflicting interest within the meaning of the Trust Indenture Act;
•the full defeasance must not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreements or instruments to which we are a party;
•the full defeasance must not result in the trust arising from the deposit constituting an investment company within the meaning of the Investment Company Act unless such trust will be registered under the Investment Company Act or exempt from registration thereunder; and
•we must deliver to the trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent with respect to the full defeasance have been complied with.
In the event that the trustee is unable to apply the funds held in trust to the payment of obligations under the Notes by reason of a court order or governmental injunction or prohibition, then those of our obligations discharged under the full defeasance or covenant defeasance will be revived and reinstated as though no deposit of funds had occurred, until such time as the trustee is permitted to apply all funds held in trust under the procedure described above to the payment of obligations under the Notes. However, if we make any payment of principal or interest on the Notes to the holders, we will have the right to receive such payments from the trust in the place of the holders.

Counsel may rely on an officers’ certificate as to any matters of fact in giving an opinion of counsel in connection with the full defeasance or covenant defeasance provisions.
About the Trustee
U.S. Bank Trust Company, National Association is the trustee under the Indenture and is the principal paying agent and registrar for the Notes. The trustee may resign or be removed with respect to the Notes provided that a successor trustee is appointed to act with respect to the Notes.